APPENDIX A

StepStone Group LP

StepStone Group Real Assets LP

StepStone Group Real Estate LP

StepStone Group Europe LLP

StepStone Group Private Wealth LLC

Stepstone Group Europe Alternative Investments Limited

StepStone Group Private Debt LLC

Code of Ethics

June 29, 2023

Table of Contents

I.	INTRODUCTION	3

II.	DEFINITIONS	3

III.	STANDARD OF BUSINESS CONDUCT	4

IV.	PROHIBITION AGAINST INSIDER TRADING	5

V.	REQUIRED PRE-CLEARANCE FOR INITIAL PUBLIC OFFERINGS AND PRIVATE PLACEMENTS	7

VI.	EMPLOYEE INVESTMENTS IN FIRM-SPONSORED VEHICLES AND TRANSACTIONS	7

VII.	COMPLIANCE PROCEDURES FOR OTHER PERSONAL SECURITIES TRANSACTIONS	8

VIII.	CONFLICTS OF INTEREST	9

IX.	GIFTS AND ENTERTAINMENT	12

X.	POLITICAL CONTRIBUTIONS	13

XI.	OUTSIDE ACTIVITIES	13

XII.	SUPERVISED PERSONS INFORMATION DISCLOSURE	14

I.	INTRODUCTION

StepStone Group LP (“SSG”), StepStone Group Real Assets LP (“SIRA”), StepStone Group Real Estate LP (“SRE”), StepStone Group Europe LLP (“StepStone Europe”), StepStone Group Private Wealth LLC (“SPW”), Stepstone Group Europe Alternative Investments Limited (“SGEAIL”) and StepStone Group Private Debt LLC (“SPD”) (collectively, “StepStone” or the “Firm”) each place a high value on the ethical conduct of all its Supervised Persons, as defined below. We have a fiduciary duty to clients to act solely for their benefit. All of StepStone’s Supervised Persons must put the interests of our clients before their own personal interests and must act honestly and fairly in all respects in dealings with clients. In recognition of StepStone’s desire to maintain its high ethical standards and fulfill its fiduciary duty to its clients, the Firm has adopted this Code of Ethics (this “Code”) containing provisions to prevent improper personal trading, to identify conflicts of interest and to provide a means to resolve any actual or potential conflicts in favor of the clients or, in appropriate circumstances, disclose the existence of such conflicts to them. This Code is intended to comply with the provisions of the Investment Advisers Act of 1940, as amended (the “Advisers Act”), as well as other securities laws, and supersedes other Codes of Ethics adopted by the Firm of an earlier date.

Each Supervised Person upon hire is required to sign an initial certification acknowledging that he or she has received a copy of the Firm’s Compliance Manual, including this Code, and certifying that he or she has read and understands the policies and procedures of the Compliance Manual and Code and agrees to abide by its provisions. Thereafter, each Supervised Person shall, on an annual basis, attest that such Supervised Person continues to abide by the Firm’s Compliance Manual’s and Code’s provisions including those related to the detection and prevention of insider trading and personal securities transactions.

Continued adherence to the Code is considered a basic condition of employment or membership by StepStone. Failure to comply with the Code may result in disciplinary action, including termination of employment or membership. If you have any questions concerning the appropriateness of any course of action, you should consult with Bendukai Bouey, as the Chief Compliance Officer of SSG, SIRA, SRE, StepStone Europe, SPW and SPD (the “CCO”) or Emma Love, Chief Compliance Officer of SGEAIL (the “SGEAIL CCO” together with the CCO, the “CCOs”), each of whom is responsible for administering this Code.

II.	DEFINITIONS

For the purposes of this Code, the following definitions shall apply:

“Access Person” means a supervised person who has access to nonpublic information regarding clients’ purchase or sale of securities, is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic.

“Account” means any personal investment or trading account of a Supervised Person in which a Supervised Person has any Beneficial Ownership, any investment or trading account for which a Supervised Person is a trustee or custodian and any investment or trading account over which a Supervised Person can exercise any direct or indirect control or influence trading or investment decisions.

“Beneficial Ownership” means any direct or indirect financial interest in any Reportable Security (as defined below) held or shared, directly or indirectly, through any account, contract, arrangement, understanding, relationship or otherwise. A Supervised Person is presumed to be a Beneficial Owner of securities that are held by any of his or her family members or domestic partner who resides in the Supervised Person’s household or to whom the Supervised Person contributes material financial support.

“Compliance Department” means the compliance teams that administer the Firm’s compliance program led by the CCO and the SGEAIL CCO.

“Reportable Security” means any security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include:

(i)	Direct obligations of the Government of the United States;

(ii)	Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements;

(iii)	Shares issued by money market funds;

(iv)	Shares of other types of open-end registered mutual funds, unless StepStone or a control affiliate acts as the investment adviser or principal underwriter for the fund; and

(v)

Units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds, unless StepStone or a control affiliate acts as the investment adviser or principal underwriter for the fund.

“Restricted List” is the list of publicly traded securities, captured on the Firm’s third party Compliance software provide, ComplySci, at any point in time that, due to the possession or possible possession within the Firm of information that may be material, non-public information, or for any other reason of law or policy, the CCO, or SGEAIL CCO, as applicable, has determined that StepStone Supervised Persons should not be personally purchasing or selling or purchasing or selling on behalf of any client of the Firm, as applicable.

“Supervised Person” includes members, officers and Partners (natural persons) of StepStone or its affiliates (or other persons occupying a similar status or performing similar functions); employees of StepStone or its affiliates; and any other person who provides advice on behalf of StepStone and is subject to StepStone’s supervision and control. Any temporary employee of StepStone shall not be considered a Supervised Person unless such person (i) has access to nonpublic information regarding any client’s purchase or sale of securities, or nonpublic information regarding the current or potential portfolio holdings of any fund or account that StepStone or its controlled affiliates manages; or (ii) is involved in making securities recommendations to clients. Please note that all Supervised Persons of the Firm are deemed “Access Persons” as defined by Rule 204A-1 under the Advisers Act.

III.	STANDARD OF BUSINESS CONDUCT

StepStone places the highest priority on maintaining its reputation for integrity and professionalism. The confidence and trust placed in the Firm and its Supervised Persons by our clients is something we value and endeavor to protect. This Code is intended to comply with the various provisions of the Advisers Act and also requires that all Supervised Persons comply with the various applicable provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission (the “SEC”).

The Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Such policies and procedures are contained in this Code. This Code also contains policies and procedures with respect to personal securities transactions of all StepStone’s Supervised Persons. These procedures cover transactions in Accounts of Supervised Persons or that otherwise involve a Reportable Security over which a Supervised Person has Beneficial Ownership.

The Advisers Act makes it unlawful for StepStone, its agents, or its Supervised Persons to employ any device, scheme or artifice to defraud any client or prospective client, or to engage in fraudulent, deceptive or manipulative practices. This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of this Code, the Advisers Act, other securities laws, and the rules thereunder.

IV.	PROHIBITION AGAINST INSIDER TRADING

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others, may expose Supervised Persons and StepStone to stringent penalties. Criminal sanctions may include a fine and imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and issue an order permanently barring you from the securities industry. Finally, Supervised Persons and the Firm may be sued by investors seeking to recover damages for insider trading violations. The rules and procedures contained in this Code apply to securities trading and information handling by Supervised Persons of StepStone and their immediate family and household members.

No Supervised Person may trade, either personally or on behalf of others (such as investment funds and private accounts managed by StepStone), while in the possession of material, nonpublic information, nor may a Supervised Person communicate material, nonpublic information to others in violation of the law.

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which would have a substantial effect on the price of a company’s securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to the CCO or SGEAIL CCO, as applicable.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments. Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial media also may be material.

Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through the internet or a television or radio broadcast, a public filing with the SEC or some other government agency, the Dow Jones “tape”, The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been widely disseminated. It is important to note that information posted on social media sites may not necessarily be considered “public” to the extent that access to such sites is limited or requires a subscription.

StepStone frequently receives material, non-public information in the course of its due diligence activities (typically, but not exclusively, in connection with potential co-investments) or as part of our research efforts. In this context, it is crucial for Supervised Persons to immediately notify the CCO or SGEAIL CCO, as applicable, if the issuer has outstanding public securities, so that they can be placed on the Restricted List. To add an issuer to our Restricted List, send the issuer name and ticker symbol to RTL@stepstonegroup.com.

In general, the Restricted List may consist of the securities of: (i) issuers or companies with respect to which the Firm has been made aware that a Supervised Person has received, expects to receive or may be in a position to receive material non-public information; (ii) issuers or companies on whose board of directors or similar body a Supervised Person serves; (iii) private entities with which the Firm has entered into a confidentiality agreement when information under such agreement may include material non-public information of a public issuer or company; (iv) companies for which any Supervised Person has received material non-public information when evaluating hedging strategies or private positions; and (v) other companies that the Firm, Supervised Persons or clients should not be trading or in which such investments should not be made for various reasons, as may be determined from time to time by the Compliance Department.

Supervised Persons should notify the CCO or SGEAIL CCO or a designee, as applicable, if the general partner or sponsor of a fund that the Firm has put into due diligence has publicly traded securities outstanding, since the due diligence process is likely to involve contact with material, non-public information. This requirement applies even if the security represents only a very small public stub, is obscure and not readily discoverable through internet searches, is listed solely on a remote foreign exchange or not listed on any exchange, and trades only very thinly or not at all. To protect yourself, our clients and the Firm, you should contact the CCO or SGEAIL CCO, as applicable, immediately if you believe that you may have received material, nonpublic information concerning a public company. After the CCO or SGEAIL CCO, as applicable, has reviewed the issue, the Firm will determine whether the information is material and nonpublic and, if so, what action the Firm will take.

Before executing any trade for yourself or others, including investment funds or private accounts managed by StepStone, or recommending a trade to others, you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you are obligated to:

●	Report the information and proposed trade immediately to the CCO or SGEAIL CCO, as applicable.

●	Refrain from purchasing or selling the securities on behalf of yourself or others, including investment funds or private accounts managed by the Firm.

●	Avoid communicating the information inside or outside the Firm, other than to the CCO or SGEAIL CCO, as applicable.

Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Supervised Persons should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

Supervised Persons as Directors of Portfolio Companies

From time to time, the Firm will obtain representation on the boards of companies in which its clients invest. Specifically, certain Supervised Persons of the Firm may serve as a member of the board of directors of a portfolio company held by the investment vehicles sponsored by the Firm (each such Supervised Person referred to herein as a “Firm Representative”). Due to the nature of the Firm’s investment strategy, the Firm is very unlikely to have a Firm Representative who serves as a member of the board of a publicly traded company. However, serving on the board of a portfolio company, whether publicly-traded or privately-held, may create the risk of a Firm Representative coming into material, non-public information. Specifically, ways in which a Firm Representative may obtain material, non-public information include, but is not limited to, when information is acquired regarding: (i) the portfolio company itself; (ii) a public competitor of a portfolio company; (iii) a pending private transaction involving a public company; or (iv) other confidential information involving a public company within the portfolio company’s industry or sector. In light of this risk, the Firm has implemented procedures around the flow of material, non-public information if acquired by a Firm Representative, including the following controls:

1.	In the event that a Firm Representative obtains material, non-public information, the Firm Representative is required to notify the CCO or SGEAIL CCO, as applicable, immediately;
2.	Any company about which a Firm Representative obtains material, non-public information will be added to the Firm’s Restricted List;
3.	A Firm Representative is prohibited from conveying material, non-public information to anyone within the Firm or any third party, including investors in the Firm’s fund clients;
4.	The CCO or SGEAIL CCO, as applicable, may, from time to time, participate in the Firm Representative’s communications with investors;
5.	On a periodic basis, a Firm Representative will be required to confirm that they do not have, and have not had, material, non-public information by virtue of their service on a board;
6.	The CCO or SGEAIL CCO, as applicable, will conduct a targeted compliance training regarding the flow of material, non-public information for all applicable staff; and
7.

In the event that the Firm has a public portfolio company, trading on behalf of clients or personally by Supervised Persons and Operating Partners, in such company will be monitored closely and adhere to the trading requirements as set forth by the policies of such public portfolio company.

Please note that with respect to a public portfolio company that has a Firm Representative, personal security transactions of Supervised Persons in such company will not be allowed, unless the Supervised Person seeking approval is the Firm Representative and he or she has furnished to the CCO or SGEAIL CCO, as applicable, documentation from the General Counsel of the public company confirming that the Firm Representative is free to trade and is not in possession of material, non-public information.

V.	REQUIRED PRE-CLEARANCE FOR INITIAL PUBLIC OFFERINGS AND PRIVATE PLACEMENTS

A Supervised Person must disclose on StepStone’s ComplySci web site and obtain approval of the CCO or SGEAIL CCO, as applicable, before acquiring in any Account securities in an initial public offering or securities in a limited offering or private placement (other than StepStone employee fund vehicles, as described below in Section VI.). The CCO or SGEAIL CCO, as applicable, must be provided with full details of the proposed transaction and, if approved, the position will be subject to continuous monitoring for possible future conflicts. Supervised Persons will be asked to attest on an annual basis whether they continue to hold any private placements.

VI.	EMPLOYEE INVESTMENTS

Subject to meeting eligibility requirements as established by the Firm from time to time, Supervised Persons may participate in commingled investment vehicles sponsored by the Firm. However, a Supervised Person may not obtain a direct interest in any transaction undertaken by the Firm, other than through participation in a commingled investment vehicle sponsored by the Firm or direct or indirect ownership of the “GP commitment” made with respect to commingled investment vehicles or separately managed accounts, or as otherwise set forth in the Firm’s Allocation Policy, set forth at Appendix B of this Manual, except as otherwise approved in writing by the CCO or their designee. Further, Supervised Persons are prohibited from investing in investment vehicles or other transactions made available to, and not pursued by, the Firm, except as otherwise approved in writing by the CCO or their designee.

VII. COMPLIANCE PROCEDURES AND PRE-CLEARANCE FOR OTHER PERSONAL SECURITIES TRANSACTIONS

StepStone requires pre-clearance of all securities transactions. Supervised Persons are prohibited from executing the transaction if the security is included on the Restricted List.

All Supervised Persons, prior to entering any transaction in a Reportable Security in an Account, must enter on ComplySci’s trade pre-clearance screen the Reportable Security’s name, symbol, or other standard identifier, along with the type of transaction (i.e., purchase, sale or any other type of acquisition or disposition). The respective Supervised Person’s ComplySci profile will reflect approval or denial of the trade request.

Supervised Persons are prohibited from trading Reportable Securities without such approval.

Every Supervised Person shall (i) grant StepStone authorization to establish a direct feed of his or her Account statements and trade confirmations to ComplySci in order to allow the Compliance Department to surveille all trading activity; or (ii) in those instances where the Supervised Person’s broker does not provide a direct feed to ComplySci, manually forward all Account information directly to the Compliance Department. In addition, every Supervised Person shall utilize ComplySci to provide annual and exit holdings reports and quarterly Account reports to the Compliance Department, which must contain the information described below.

Initial and Annual Holdings Reports

Every Supervised Person must, no later than ten (10) days after the person becomes a Supervised Person and no later than forty-five (45) days after year-end thereafter, file a holdings report containing the following information:

●

The name of any broker, dealer or bank, Account name, number and location with whom the supervised person maintained an Account in which any securities were held for the direct or indirect benefit of the Supervised Person; and

●	The date that the report is submitted by the Supervised Person.

For initial holdings reports the information submitted must be current as of a date no more than forty-five (45) days before the person became a Supervised Person. For annual holdings reports the information submitted must be as of year-end (December 31st). These requirements may be satisfied by providing a direct feed to ComplySci for all statements for all Accounts with respect to the Supervised Person. If a Supervised Person’s broker does not provide a direct electronic feed to ComplySci, such Supervised Person must arrange for his or her broker to provide copies of Account statements directly to the Compliance Department, which will then forward such Account statements to ComplySci for inclusion in the Firm’s ComplySci site.

Quarterly Account Reports

Every Supervised Person should, no later than thirty (30) days after the end of each calendar quarter, complete on ComplySci a quarterly Account report concerning any Account of the Supervised Person. Accounts over which the Supervised Person has no direct or indirect influence or control do not need to be reported.

It is StepStone’s policy that each Supervised Person must (i) take all steps necessary to arrange for their brokerage firm or firms to establish a direct feed of all Account statements and trade confirmations to ComplySci; or (ii) in those instances where a broker will not establish a direct feed to ComplySci, send duplicate statements and confirms for all Accounts directly to the attention of the Compliance Department.

Virtually all U.S.-based brokerage firms are willing to either establish a direct electronic feed to ComplySci or provide Account statements directly to the Compliance Department for delivery to ComplySci. In certain instances, the broker may ask for a request letter from StepStone Compliance (called a “Rule 407 letter”). Please contact the Compliance Department if you need a Rule 407 letter and one will be prepared and sent to the broker.

The quarterly report will indicate either that there were no Accounts with respect to the Supervised Person open during the prior quarter or one of the following:

●

That the Supervised Person arranged for all relevant brokerage firms to (i) establish an electronic feed of Account statements and trade confirmations to ComplySci; or (ii) send duplicate statements and confirms for all Accounts for the prior quarter to the attention of the CCO, the SGEAIL CCO or a designee; or

●

That the brokerage firm has refused to establish an electronic feed to ComplySci or provide direct delivery of Account statements and trade confirmations to the CCO, SGEAIL CCO or a designee, but copies of all monthly brokerage statements for all Accounts open during the prior quarter are attached to the report or will be forwarded by the Supervised Person directly to the attention of the CCO, the SGEAIL CCO or a designee.

Any statement for an Account must list the following information:

●

The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each Reportable Security;

●	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

●	The price of the Reportable Security at which the transaction was effected;

●	The name of the broker, dealer or bank with or through whom the transaction was effected; and

●	The date the report is submitted by the Supervised Person.

Monitoring and Review of Personal Securities Transactions

The CCO, SGEAIL CCO, or a designee will monitor and review all reports required under this Code for compliance with StepStone’s policies regarding Accounts and the applicable SEC rules and regulations. The CCO or SGEAIL CCO may also initiate inquiries of Supervised Persons regarding transactions in Reportable Securities. Supervised persons are required to cooperate with such inquiries and any monitoring or review procedures employed by StepStone. Any transactions for any accounts of the CCO or SGEAIL CCO will be reviewed and approved by another member of the Compliance Department or any other designated supervisory person.

VIII. CONFLICTS OF INTEREST

General Principles

As registered investment advisers and fiduciaries to its clients, each of StepStone Group LP, StepStone Group Real Assets LP, StepStone Group Real Estate LP, StepStone Conversus LLC, Stepstone Group Europe Alternative Investments Limited and StepStone Group Private Debt LLC has an affirmative duty of utmost good faith to act solely in the best interests of the client and to make full and fair disclosure of all material facts, particularly where StepStone’s interests may conflict with those of the client. StepStone Supervised Persons are tasked with treating all information obtained during the investment process as confidential, and are not permitted to share such information with any party. Specific obligations that flow from each of StepStone Group LP’s, StepStone Group Real Assets LP’s, StepStone Group Real Estate LP’s, StepStone

Conversus LLC’s, Stepstone Group Europe Alternative Investments Limited’s and StepStone Group Private Debt LLC’s fiduciary duties and factors relating to the Firm’s fulfillment of those obligations are:

●

A duty to have a reasonable, independent basis for our investment advice. In order to avoid compromising our independence, StepStone does not receive any compensation or payments of any kind from any general partner or partnership that we consider for investment.

●

A duty to refrain from effecting personal securities transactions inconsistent with client interests. StepStone has established this Code and policies and procedures to avoid insider trading that are applicable to all Supervised Persons. StepStone Supervised Persons do not participate in the same investments recommended to clients, unless either it is required by the client pursuant to written agreement in which case StepStone will invest alongside such client in all investments recommended to such client or if overage is available.

●	A duty to be loyal to clients, placing their interest foremost in mind.

Identification of Conflicts

StepStone takes its responsibilities with respect to management of potential conflicts seriously, and has established a robust framework to ensure they are appropriately identified and managed.

All proposed client mandates are reviewed by StepStone’s legal and compliance teams before they are entered into by StepStone. The legal and compliance teams, having regard for existing mandates will make a determination as to whether or not any real or perceived conflicts exist which may impact the Firm’s ability to provide its services.

In the event that a potential conflict is identified, the exact nature of the potential conflict is ascertained and the legal and compliance team assesses the ability of StepStone to manage the potential conflict appropriately. In making this assessment, the legal and compliance team Department will liaise with the client relationship lead and the relevant Partners within the firm.

If it is determined that the potential conflict can be appropriately managed, certain protocols will be put in place to ensure that each client receives independent and objective advice. In certain circumstances, where it is determined that conflicts cannot be effectively managed without the consent of the impacted clients, StepStone will seek consent of potentially impacted clients before accepting any such role.

Managing Conflicts through Ethical Dividers

The procedures established to manage confidentiality of client information in connection with a potential conflict of interest will depend on the specific circumstances. In certain circumstances, StepStone may utilize ethical dividers to manage such potential conflicts of interest as follows:

●

An Ethical Divider Memorandum is prepared for each client team affected by the potential conflict of interest. Each member of the relevant client teams signs an Ethical Divider Memorandum to acknowledge their understanding of, and agreement to comply with, the ethical dividers which apply to their specific mandate.

●	Each of the parties is serviced by a different mandate lead;

●	Supporting professional staff deal only with one of the parties concerned;

●	Partners and staff are briefed independently and are under instructions not to discuss confidential matters with any persons outside their specific project team;

●

All hard and soft copy information relating to each engagement is maintained in a secure manner in order to ensure members of each of the potentially conflicted mandate teams do not have access to the other’s hard and soft copy information.

Allocation of Investment Opportunity

StepStone manages a variety of types of accounts with different strategies and scopes of services, as well as fee structures and other varying arrangements. In situations in which a transaction would be appropriate for multiple mandates but mutually exclusive, the mandate that acts first in time with respect to such transaction will receive priority in that regard. When the amount of an investment opportunity is limited, the Firm’s decision with regard to allocating the opportunity bears inherent conflicts. In order to mitigate these conflicts, StepStone has adopted an Allocation Policy, included as Appendix B to the Compliance Manual. It has also disclosed the potential for conflicts to clients in each of StepStone Group LP’s, StepStone Group Real Assets LP’s, StepStone Group Real Estate LP’s, StepStone Conversus LLC’s, Stepstone Group Europe Alternative Investments Limited’s and StepStone Group Private Debt LLC’s Brochure.

Investment Funds and Products

StepStone does not recommend any pooled investment products that it may establish to its advisory clients. In the event that there is interest from the client to invest in any such product, the client is responsible for making the decision to invest, either on its own or in conjunction with any non- StepStone-affiliated advisors or consultants as it sees fit. The Firm would have no participation in the decision or internal discussions of the client with respect to such investment product.

Supervision by the CCOs

The CCO and SGEAIL CCO, as applicable, each (i) provides oversight of StepStone’s compliance with applicable legal and regulatory standards; (ii) reviews all actual, potential or perceived conflicts of interest and provides mechanisms to avoid such conflicts of interest or, in the event that complete avoidance is not possible or impractical, provides adequate disclosure of the actual, potential or perceived conflicts of interest to the Firm’s clients; (iii) provides a confidential forum for Supervised Persons of StepStone to report and discuss any perceived issues with respect to the Firm’s investment process or management practices; and (iv) provides guidance to StepStone with respect to business ethics. You are encouraged to communicate with the CCO or SGEAIL CCO, as applicable, at any time with any questions with respect to the Firm’s compliance obligations or any other matter related to business ethics or regulatory compliance.

Additional Safeguards to Reduce Potential Conflicts of Interest

In order to avoid certain conflicts of interest that could be present in connection with its business, StepStone,

as a matter of policy, will not:

●	Accept revenues, soft-dollars or non-cash, in-kind benefits worth more than a nominal amount or perquisites from investment managers.

●	Provide services to investment managers (such as selling research or data from our database), as opposed to the limited partner/investor community.

●	Charge managers to be considered for investment or included in our databases.

●	Allow managers to sponsor our client meetings.

●

Recommend services or products sponsored by StepStone. Analysis and recommendation of such products and services, when requested by a client, is performed by the client, the client’s general consultant or an independent third party.

●	Act as a securities broker-dealer.

●	Have Supervised Persons that are registered representatives of a broker-dealer.

●	Make political contributions.

●	Receive revenues as placement agent or finder for managers.

IX.	GIFTS AND ENTERTAINMENT

Giving, receiving or soliciting gifts in a business setting can give rise to the appearance of impropriety and, in certain settings, may result in serious financial and legal penalties. All gifts and entertainment given or received by Supervised Persons must be logged by Supervised Persons on the Firm’s ComplySci web site. Any questions concerning the policies described below should be directed to the CCO, SGEAIL CCO, or another member of the Compliance Department.

Gift Policy

●	In general, Supervised Persons may accept or give only gifts of nominal value from or to clients, prospects, vendors, or other entities with which StepStone does or may do business.
●	No gifts may be made to representatives of public pensions, sovereign wealth funds, state owned enterprises or other public bodies or entities.

●	Gifts from placement agents, finders or fund managers are not permitted. However, gifts of nominal value that may be consumed by a group may be accepted if made available to the office at large.

●	As noted above, any gift given or received must be entered on StepStone’s ComplySci web site.

●	Annually, Supervised Persons will attest to their compliance with this gift policy.

Entertainment Policy

●

To qualify as entertainment of a Supervised Person by a third party, the Supervised Person must accompany clients or be accompanied by vendors, placement agents, finders, or fund managers. Otherwise, the value of the entertainment will be treated as a gift subject to the gift policy.

●

Dining expenses or the cost of admission to entertainment events (such as sports events or the theater) should be reasonable in the circumstances and not lavish. All entertainment given or received must be entered on StepStone’s ComplySci web site.

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Entertainment of representatives of U.S. public pensions or other U.S. public bodies or entities is not permitted without prior consent of the Compliance Department, which will record the consent in the entertainment log. Subject to compliance with the policies and procedures of the relevant party, entertainment of representatives of non-U.S. public pensions, sovereign wealth funds, state-owned enterprises or other non-U.S. public bodies or entities is permitted if under $100 per person without approval. For South Korean based public pensions, state-owned enterprises or entities, this limit is $25 per person. Entertainment expenses in excess of this threshold shall require prior consent of the Compliance Department, which will record the consent in the entertainment log. While the Compliance Department does not require confirmation of the client’s own compliance approval, Supervised Persons should note that third party policies and procedures apply in such instances.

●

A special event is a form of entertainment (often at an attractive location) where the sponsor is willing to pay for the cost or lodging of the attendees. Supervised Persons must obtain prior approval from the Compliance Department before attending a special event. In general, the Compliance Department will permit the sponsor to pay only for lodging and any attendance fees in connection with the event.

●	Annually, Supervised Persons will attest to their compliance with this entertainment policy.

Any exception to these rules must be approved by the Compliance Department and recorded in either the Firm’s entertainment log.

Prohibited Conduct

To ensure compliance with the Foreign Corrupt Practices Act (“FCPA”), the UK Bribery Act, and other similar laws in foreign jurisdictions in which the Firm operates, Supervised Persons are prohibited from directly or indirectly paying or giving, offering or promising to pay, give or authorize or approving such offer or payment, of any funds, gifts, services or anything else of any value, no matter how small, or seemingly insignificant, to any Government Official (as such term is defined under the FCPA) for any business or Firm-related reasons. For more information, please refer to Chapter XIII of the Firm’s Compliance Manual and those sections related to the Foreign Corrupt Practices Act and UK Bribery Act.

X.	POLITICAL CONTRIBUTIONS

The SEC and numerous states have adopted rules and laws addressing “pay to play” practices such as making or soliciting campaign contributions or payments to government officials to influence the awarding of investment contracts for managing public pension assets and other governmental investments.

Specifically, Rule 206(4)-5 under the Advisers Act (the “Pay-to-Play Rule”) addresses practices where an investment adviser or its supervised persons directly or indirectly make contributions or other payments to certain U.S. public officials or candidates for office with the intent of generating investment advisory business. Violations of the Pay to Play Rule can have serious implications on the Firm’s ability to manage public pension assets and other governmental investments. The Firm can be precluded from managing money for a U.S. state or local government entity or may need to return fees received or waive fees to be received from such government entity for up to two years. The Firm recognizes that it is never appropriate to make or solicit political contributions for the purpose of improperly influencing the actions of public officials.

As a consequence, Supervised Persons and their immediate family members living in their household are prohibited from making, or soliciting others to make, political contributions of any amount to any candidate or official for federal, state or local public office in the United States, as well as any political organization or PAC. This prohibition includes in-kind contributions such as volunteering for a political campaign. Supervised Persons will be required to attest to their compliance with this rule each year. Additionally, Supervised Persons may not use personal or corporate funds to make political contributions on behalf of or in the name of the Firm.

Charitable Contributions Distinguished

Contributions to a charity are not considered political contributions unless made to, through, in the name of or to a fund controlled by a federal, state or local candidate or official. This policy is not intended to impede legitimate, charitable fund-raising activities. Any questions regarding whether an organization is a charity should be directed to the CCO or the SGEAIL CCO, as applicable.

XI.	OUTSIDE ACTIVITIES

Engaging in business or professional investment activities outside of the scope of StepStone’s business may present serious conflicts of interest with the Firm or its clients. Such instances of outside business activities include, but are not limited to: (i) serving as an officer, director, trustee or partner of any business organization; or (ii) serving as a Supervised Person or consultant, a teacher or lecturer, a publisher of articles or a radio or television guest.

Supervised Persons are therefore required to disclose upon hire and annually thereafter all outside business activities in which the Supervised Person currently engages or proposes to engage. Supervised Persons are required to notify and obtain the advance written approval of the CCO or SGEAIL CCO, as applicable, or a designee prior to participating in any outside business activity, including serving as an officer or director of any public or private company, even if the service is at the request of StepStone. Supervised Persons should also disclose to the CCO or SGEAIL CCO, as applicable, or a designee any outside business affiliation or activity or personal interest that might present a conflict of interest or harm the reputation of the Firm. All such disclosures must be made on StepStone’s ComplySci web site.

XII.	SUPERVISED PERSONS INFORMATION DISCLOSURE

To enable the Firm to accurately make its regulatory filings and to ensure adherence to the disqualification and disclosure requirements of Rule 506 of Regulation D, Supervised Persons are required to notify the CCO or SGEAIL CCO, as applicable, if they are currently, or at any time in the future become, the subject of any of the following:

●	Arrest, summons, arraignment, guilty plea, “no contest” plea or conviction (other than minor traffic violations, but including convictions related to driving while intoxicated).

●	Bankruptcy proceeding, unsatisfied judgment or lien.

●	Any temporary or permanent restraining order.

●	A controlling person of any organization that is subject to any of the above items.

●	Refusal, denial or bar of membership from a regulatory agency, governmental body or business or professional organization.

●	Any client complaint or civil litigation or arbitration that materially impacts upon a Supervised Persons ability to perform their role.

●	Subject of any regulatory or governmental investigation or disciplinary action.

Supervised Persons will be asked to attest on an annual basis that they have not been the subject of any of these events, including those that may be deemed a disqualifying event under Rule 506.

APPENDIX B

STEPSTONE GROUP LP

STEPSTONE GROUP REAL ASSETS LP

STEPSTONE GROUP REAL ESTATE LP

STEPSTONE GROUP PRIVATE WEALTH LLC

STEPSTONE GROUP PRIVATE DEBT LLC

SWISS CAPITAL ALTERNATIVE INVESTMENTS AG

STEPSTONE GROUP EUROPE ALTERNATIVE INVESTMENTS LIMITED

    ALLOCATION OF INVESTMENT OPPORTUNITIES POLICIES AND

                                 PROCEDURES Effective June 29, 2023

StepStone Group LP, StepStone Group Real Assets LP, StepStone Group Real Estate LP, StepStone Group Private Wealth LLC, StepStone Group Private Debt LLC, Swiss Capital Alternative Investments AG, and Stepstone Group Europe Alternative Investments Limited (each, a “Manager” and collectively, “StepStone”) have adopted the following policies and procedures with respect to the allocation of investment opportunities among any or all of its advisory clients, separately managed accounts, comingled funds or other clients (each, a “client”, and separately managed accounts and comingled funds each, a “Fund”) as applicable depending on the asset class and investment strategy.

I.	Policies and Procedures

A.    It is StepStone’s policy that all investment opportunities (regardless of strategy) shall, to the extent practicable, be allocated among StepStone’s clients on a basis that over a period of time is fair and equitable to each client relative to other clients, taking into account all relevant facts and circumstances, including, without limitation and in no particular order:

●	Differences with respect to investment objectives or current investment strategies, such as objectives or strategies:

●	regarding return requirements;

●	emphasizing or limiting exposure to the investment strategy or sub-sector; regarding diversification, including strategy, industry, property type or geographic exposure;

●	remaining life of the investment vehicle;

●	regarding specific mandates, such as geographic sub-sectors, emerging managers, middle-market buy-outs, mega buy-outs, venture capital, real estate and others;

●	differences in the level of fees assessed by a GP; or

●	differences in the level of control offered to the client.

●

Differences with respect to the capital available for investment by each client overall and specifically with respect to the specific investment’s strategy, geography or other sub-sector as identified above or otherwise identified by StepStone at the time the investment is reviewed.

●	Differences with respect to portfolio plans, including annual deployment plans.

●	Differences in the risk profile of the opportunity at the time that it is available and evaluated by StepStone for any particular client.

●	Whether a client has an existing investment in, or relationship to, the investment being allocated (or the sponsor of such investment).

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●	Minimum and maximum investment amounts.

●	The source of the opportunity – different treatment may be warranted if the opportunity is sourced by a client for its own account or directed by a GP to a particular client account.

●

The specific requirements of the investment being allocated (e.g., eligibility requirements based on the entity type, domicile or tax characteristics of any given client; the sponsor of such investment (or seller/issuer) exercising discretion to accept or reject certain clients).

●	Potential conflicts of interest (including whether a client has an existing investment in the opportunity in question).

●	Operational efficiencies.

●	Tax, legal or regulatory considerations.

●	Current and anticipated market conditions.

Portfolio construction, including allocation suitability, is reviewed and approved by each asset class’s Portfolio Management Risk Committee. Portfolio construction is inclusive of anticipated annual capital deployment per account and min/max thresholds per investment.

B.  Allocation Among Multiple Clients or Funds. In the event that an investment opportunity has to be allocated among various clients after taking into account all relevant facts and circumstances as outlined I.A. above then the allocation shall be made pro-rata among all such clients based on the proportion that the capital available for investment by each client in the particular investment bears to the total amount of capital available for investment by all clients in the particular investment. Notwithstanding the foregoing, StepStone uses best efforts to defer the allocation of third-party fund investments to the sponsor of the opportunity and advocates to such sponsor that it fully satisfies each client’s requested allocation.

 .Allocation of Overage offered by StepStone. Depending on the size and other relevant factors associated with an investment opportunity (regardless of asset class or strategy), investment allocation decisions may be further made with respect to potential co-investment in the investment opportunity (including through a co-investment vehicle formed to facilitate such investment) by a current client in an ‘overage’ relationship, a prospective client, other third party, or otherwise (each, in such capacity, a “third party co-investor”) or employees of StepStone or any entities which such employees beneficially own (each, a “StepStone Supervised Person”). In making this determination, StepStone will first ensure that (i) the client(s) receive the full amount of their desired allocation prior to offering any co-investment to a third-party co-investor, and (ii) in turn, such third-party co-investors receive the full amount of their desired allocation prior to any StepStone Supervised Persons. The criteria described above shall be utilized to make this determination. Following this allocation determination, the relevant investment team, in consultation with Legal, may evaluate possible third-party co-investors and StepStone Supervised Persons based on all relevant factors, including those specific to the investment opportunity. The factors to be considered as part of a holistic analysis may include, but are not limited to:

1.	strategic value of a prospective third party co-investor or StepStone Supervised Person to the underlying investment opportunity;

2.	how quickly a prospective third party co-investor or StepStone Supervised Person is able to conduct its own due diligence and provide a commitment with respect to an investment opportunity;

3.	whether the prospective third party co-investor or StepStone Supervised Person has the financial and other resources to make the investment;

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o.	whether the prospective third party co-investor or StepStone Supervised Person has indicated a desire to make investments of the type offered by the investment opportunity;

1.	whether the prospective third party co-investor or StepStone Supervised Person will represent a good syndicate partner in connection with the clients’ investment;

2.	any requirements or restrictions relating to co-investment opportunities in the clients’ governing documents or “side letters” with investors in any client; and

3.

any other factor determined by the relevant investment team, in consultation with the Chief Compliance Officer, to be relevant to the relationship of a particular investment opportunity to a given prospective third party co-investor or StepStone Supervised Person.

4.

Any overage investment by a third party co-investor or StepStone Supervised Person must be approved by the Chief Compliance Officer, in conjunction with members of the respective asset class leadership team.

For the avoidance of doubt, this Section 1.C shall be supplemented by section 3 of the side letter dated July 7, 2021 among, inter alia, StepStone Group LP and Shareholder Representative Services LLC; that is, the individuals named therein may participate in overage opportunities subject to such side letter and review and approval by the Chief Compliance Officer.

E. Disposition Opportunities. To the extent that multiple clients hold an interest in the same investment, it is StepStone’s policy that disposition opportunities with respect to that investment will, to the extent practicable, be allocated among such clients on a basis that over a period of time is fair and equitable to each client relative to other clients, taking into account all relevant facts and circumstances, including, without limitation and in no particular order:

1.	the relative ownership percentages of the clients in the applicable investment;

2.	the strategies, guidelines and restrictions applicable to each client under its governing documents;

3.	the relevant provisions in a client’s governing documents or in other agreements related to the client’s investment in such issuer (such as “tag-along” and “piggyback” rights);

4.	liquidity needs for each client and the investment cycle of a particular client;

5.	respective holding periods for the investment;

6.	the nature and size of the disposition opportunity;

7.	current and anticipated market conditions; and

8.	tax, legal or regulatory considerations.

F. Exceptions

(i)

StepStone may depart from the foregoing investment allocation policies in a particular circumstance if the relevant investment team, in consultation with the Chief Compliance Officer, determines that for good reason it would be appropriate to do so, and such a departure would nonetheless be consistent with StepStone’s fiduciary obligations to its clients and Funds. In the event of any exception, a memorandum documenting the rationale for such exception will be saved in the allocation backup folder in SPI, or, in the case of StepStone Group Private Debt LLC, Swiss Capital Alternative Investments AG, and Stepstone Group Europe Alternative Investments Limited, elsewhere as permitted by the relevant Chief Compliance Officer, in either case, in accordance with Rule 204-2 under the Investment Advisers Act of 1940, as amended (“Advisers Act”).

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(ii)

Further, each Manager may adopt allocation procedures specific to the relevant asset class and clients of such Manager. Notwithstanding anything herein to the contrary, in the event the provisions of any applicable Manager allocation procedure shall conflict with the foregoing allocation policies, the provisions of the applicable Manager allocation procedure shall control.

(iii)

Notwithstanding anything herein to the contrary, in the event the provisions of any applicable client governing documents shall conflict with the foregoing allocation policies, the provisions of the applicable client governing documents shall control.

II.    Administration

The relevant Head of Fund Accounting, or their designee, shall be responsible for the management of the investment allocation process among clients. Managers other than StepStone Group Private Debt LLC, Swiss Capital Alternative Investments AG, and Stepstone Group Europe Alternative Investments Limited shall, in the case of investments other than Fund investments, allocate investments using StepStone’s SPI allocation tool. Whenever an investment opportunity has to be allocated among various clients after taking into account all relevant facts and circumstances as set forth in Section I above the relevant Head of Fund Accounting, in conjunction with the Chief Compliance Officer, shall approve the allocation. Overage co- investment allocations shall be memorialized by the investment team in the file relating to the relevant investment and maintained in accordance with Rule 204-2 under the Advisers Act.

III.    Review

The Chief Compliance Officer or their delegate shall review certain of StepStone’s allocations of investment opportunities among clients from time to time as necessary to determine compliance with the foregoing policy. Moreover, the Chief Compliance Officer shall review this policy annually in accordance with Rule 206(4)-7 under the Advisers Act to determine its adequacy and the effectiveness of its implementation.

IV.    Interpretation

Any reference to the relevant Head of Fund Accounting or Chief Compliance Officer shall refer to such person or his/her designee, as applicable.

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StepStone Group Valuation Guidelines

StepStone has implemented a valuation policy that is compliant with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 820, Fair Value Measurements and Disclosures and therefore compliant with generally accepted accounting principles (“GAAP”).

Fair Value, as defined in ASC 820, is “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement (or reporting) date.” The objective is to estimate the exchange price at which a hypothetical willing buyer and willing seller would agree to transact in the principal market, or if no principal market, the most advantageous market as of the measurement (or reporting) date.

Valuations of private investments are subjective and often require judgments to be made in the estimation of value. StepStone will use all information available and in some cases, make certain judgments that may differ from others that are valuing the same or similar investments. Estimates of the fair value of a private equity investment at any point in time may differ materially from the ultimate value, if any, realized on the investment.

ASC 820 establishes a “fair value hierarchy” to prioritize the assumptions or inputs market participants use in arriving at the fair value estimate and to enhance the consistency and comparability of the related disclosure. In determining a fair value estimate, market participants are to use the highest level of inputs available as defined by the hierarchy below. In certain cases, fair value estimates may be based on inputs from more than one level.

●	Level 1: Quoted prices in active markets for identical assets or liabilities
○	Level 1 is the highest level of input where the fair value is calculated using a market price times the quantity held

●	Level 2: Observable prices in active markets for similar assets or liabilities
○	Assumptions are made in arriving at the fair value estimate based on market data obtained from independent sources

●	Level 3: Unobservable inputs

●	Assumptions are made in arriving at the fair value estimate based on the best information available

The majority of private investments fall under Level 3 given the unobservable nature of the asset class.

ASC 820 also permits a reporting entity to measure the fair value of certain investments using the net asset value per share of the investments, as a Practical Expedient. StepStone will generally value investments in Private Funds or Limited Partnership Investments using the Practical Expedient. Investments reported using the Practical Expedient are excluded from the fair value hierarchy of ASC 820 as the fair value is measured based on the net asset value.

A.    Publicly Traded Securities

For securities or investments that are quoted, traded or exchanged in an accessible, active market, StepStone will value the asset by multiplying the number of securities held x the closing price as of the measurement (or reporting) date from the relevant market exchange. StepStone does not apply any liquidity or restriction discount regardless of ownership structure or the ability to control the sale of the asset.

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B.    Private Fund or Limited Partnership (“LP”) Investments

For investments in private funds (“Fund”) or Limited Partnerships (“LP”), StepStone will generally use the capital account value provided by the General Partner (“GP”) as the fair value (the “Practical Expedient Value”) reported in the financial statements of StepStone managed entities. StepStone funds may invest in Private Company Investments (Section C), Real Estate (Section D), and Credit/Debt/Preferred Equity (Section E), that are held through an entity that also uses the Practical Expedient Value as the fair value. StepStone believes that the most logical starting point for the fair value of a Fund investment is the GP reported value because the GP has access to full information on the underlying portfolio asset’s past performance and expectations of the future, ongoing access and interaction with the portfolio asset management, and the GP often has the ability to influence activities of the asset and the ultimate outcome for the investment.

While StepStone does not generally receive enough detailed information to adequately value the underlying portfolio investments, a review is conducted to evaluate the GP valuation methodology and process to determine if the Practical Expedient Value provided is reasonable and consistent with the principles of ASC 820. If StepStone believes that the capital account value does not appropriately reflect fair value, the Practical Expedient Value reported in the financial statements will be adjusted.

For investments where StepStone relies on the Practical Expedient Value, StepStone generally reviews the attributes of the annual audits of these investments in alignment with AICPA considerations for the most significant investments driving the value of the Fund investment portfolios.

In certain cases, StepStone vehicles may acquire a Fund investment from a pre-existing investor (a “Secondary” investment). Transactions of Secondary investments are often completed at a value other than the reported capital account value. Upon completion of the purchase, StepStone will generally value the asset in the financial statements at the fair value estimate of the capital account value as determined through the above described process. Any discount or premium paid for the Secondary, would be reflected as unrealized gain or loss within the financial statements as of the first reporting date following the purchase.

From time to time, StepStone may enter an agreement to sell an investment or portfolio of investments. In such case, StepStone would generally use the agreed upon sales price as the basis of the fair value reported in the financial statements ahead of the transaction close.

StepStone may use an estimated or draft Practical Expedient Value received from a GP or roll forward a valuation from a prior quarter adjusted for cash activity if a capital account balance statement is not received by the time periodic reporting is issued. The estimate will be reviewed for reasonableness based on the financial performance of the fund or company and market.

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    C.    Private Company Investments

In the estimation of fair value for a private company investment (typically single company assets held through a co-investment structure or direct holding in a private equity, growth equity or venture focused investments), StepStone will often mirror the valuation of the lead or managing sponsor of the private company investment. Similar to the rationale discussed in the Fund section above, the lead sponsor managing the investment will typically have significantly more information about the financial performance of the company and can usually be influential in the company’s direction and the ultimate outcome of the investment performance. For PE Co-investments, StepStone will review the assumptions and judgments made by the lead sponsor in estimating fair value by preparing a valuation model for the year end valuations. StepStone will also prepare a valuation model on a quarterly basis for any PE Co-investment on the Watch List*. For the remaining quarters, StepStone will generally mark its investment to be in line with the lead sponsor by applying the investment return multiple provided by the sponsor to our invested capital. For certain asset classes, including growth equity and venture investments, valuations models are prepared quarterly in addition to the annual valuation model. StepStone will make any adjustments deemed necessary to appropriately reflect fair value in the financial statements of the StepStone managed entities.

For investments where the year-end audit is not received in time to be used for the StepStone Fund’s audit, Stepstone will prepare a valuation model as described above. For these situations, once the audit is received, StepStone will perform back testing to ensure the internally prepared valuations is reasonable compared to the audited financial statements. If StepStone concludes the two valuations are reasonable, StepStone will then use the Practical Expedient Value provided by the GP for the remaining quarters of the year.

The estimation of value for a private company can be derived using a number of methods including: discounting the expected cash flows of the investment; valuing the net assets of the company; reviewing comparable precedent transactions involving similar companies; and using a performance multiple or market based approach. In the performance multiple approach, an appropriate multiple is generally applied toward an operating metric, such as earnings before interest, depreciation, and amortization (“EBITDA”) or revenue, to determine the total value (generally referred to as “enterprise value”) of the company. Performance multiples will be based on the most relevant multiple to the company being valued and will generally consist of either current average public company multiples for similar companies in the industry, or current average multiples for recent private transactions of similar companies in the industry. In certain cases, the original acquisition multiple may be appropriate if relevant public or private transaction multiples cannot be ascertained. Multiples should be adjusted for differences in growth prospects and risk attributes. The obligations of the company (typically debt or other forms of financing) will be deducted from the enterprise value and cash or other significant assets will be added. The net amount remaining after satisfying the obligations of the company will be the value available to equity holders. The equity holders may have characteristics differentiating the preference of different classes (preferred vs. common) that are considered in determining the fair value of the specific security owned by StepStone managed funds. Generally, the common stock equivalent methodology is utilized for determining the fair value of the specific security owned. However, the facts and circumstances of each investment are considered to ensure the investment is carried at fair value.

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For venture or growth equity investments in which a market based approach is not yet relevant given the operating metrics of the company, StepStone will frequently use the enterprise value used in the most recent equity financing round in determining the estimated fair value. The following items will be considered when valuing an investment based on the most recent equity financing:

●

Investment valuations are increased or decreased based on subsequent material equity financings that may include one or more unrelated sophisticated investors, regardless of StepStone’s participation. Valuations based on a significant investment by a strategic investor paying a premium due to benefits accruing uniquely to itself are reduced by an estimate of such premium. StepStone will also consider inside-only led rounds if the inside-only led round is considered indicative of the current valuation.

●

If a private financing round will be completed with a high degree of certainty within a short time after the valuation date, and the pricing of the transaction has been substantially agreed, the valuation of the direct company should be adjusted to reflect the General Partner’s best estimate of the valuation established by the prospective financing. In the case of an increase in value, the financing will normally close before the date that the financial statements are issued. If a direct company executes a sale agreement within a short time after the valuation date and before the financial statements are issued, the valuation should be adjusted to reflect an appropriate discount to the sale price. In the case of a sale, the valuation should be adjusted to reflect escrow provisions and other factors which may impact the final sales proceeds.

●

The fair value may be reduced if a direct company is performing significantly below expectations at the investment date or last financing round, or there has been a significant reduction in general valuations, such that the General Partner believes that there has been a material and continuing reduction in the value of the investment.

●

Valuations may be increased absent a financing if a direct company has achieved sustainable positive operating performance and market based performance multiples indicate that a material increase in value has occurred. Increases in valuations based on market multiples would generally not occur within one year of an investment or subsequent equity financing which has established fair value.

D. Real Estate

The estimation of value for private real estate assets can be derived using a number of methods including: discounting the expected cash flows of the investment; valuing the net assets of the company; reviewing comparable precedent transactions involving similar assets; and using a capitalization rate or market based approach.

In the capitalization rate approach, an appropriate yield is generally applied to the assets net operating income (“NOI”), to determine the total value (generally referred to as “gross asset value”) of the assets. The obligations of the vehicle (typically debt) will be deducted from the gross asset value and cash or other significant assets will be added. The net amount remaining after satisfying the obligations of the company will be the value available to equity holders. The equity holders may have characteristics differentiating the preference of different classes (preferred vs. common, manager carried interest) that are considered in determining the fair value of the specific security owned.

In certain cases, StepStone may independently calculate the value of a private vehicle investment using an approached deemed appropriate for the investment or elect to engage third party appraisals to value the assets. In all cases, valuations included in financial reporting from StepStone will be at a value StepStone believes is representative of “fair value” based on available information.

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E.    Credit/Debt/Preferred Equity

In determining the estimated fair value of preferred equity or credit/debt related securities for which there is no actively traded market, StepStone’s estimate of fair value will consider such factors as the current interest rate environment relative to that of the investment held, the tenor of maturity date of the investment, the operating performance of the issuer, the concern for maintaining any covenant levels embedded in the instrument, the ability of the issuer to call the security (and the associated redemption price) and the general overall credit quality of the security over the life of the investment.

These instruments are often held at accreted cost or “par” if there has been no material change to the above factors relative to what was anticipated at the time the original securities were priced and structured. However, fair value will be evaluated against the current returns an investor could obtain in the current market for an instrument issued with similar credit and return characteristics.

F.    Investment Partnerships in Infrastructure and Real Assets

For the estimation of fair value for Investment Partnerships in private companies that do not fall under item C above (e.g. for Investment Partnerships in infrastructure assets), StepStone will develop a tailored process for undertaking valuations in accordance with GAAP and the client’s requirements as applicable. The process will typically involve using a third-party independent valuation firm (the “Valuer”) selected through a request-for-proposal (“RFP”) process that StepStone can manage with the client (and based on the client’s specifications). A new Valuer is generally selected on a predetermined schedule (e.g. every three or four years).

Throughout each independent valuation process, StepStone will work with the management team of the company to update the business plan, forecasts and financial model, and then liaise with the Valuer as needed throughout its valuation process. The frequency of the independent valuations will be determined in accordance with the client’s requirements but will generally be performed at least annually. For Investment Partnerships in infrastructure assets, the valuation methodology will typically be based on a discounted cash flow to equity basis, with other valuation approaches (such as the EBITDA multiple approach) being used as additional methods of support.

For within-cycle valuations, StepStone will undertake an internal valuation process by calculating a roll-forward valuation, typically based upon the same discount rate used in the most recent independent valuation, or if prior to the first independent valuation date, then the acquisition case expected return, in both cases, taking into consideration any material changes in the business or market from the most recent valuation. Where it is determined that it may not be appropriate to roll-forward an asset’s value, the investment team may recommend to the Valuation Committee to apply a 0% roll-forward rate or prescribe an alternate value either through engagement of an independent Valuer or by other means, sufficient to satisfy the requirements of GAAP (or equivalent Fair Value accounting standards) and the Valuation Committee. The relevant investment team members for a particular asset will undertake or manage this internal valuation process, which shall be subject to oversight by finance/investment operations.

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* StepStone Group’s PE Co-investment business has a real-time Watch List for investments that are currently or anticipated to be materially underperforming and are viewed as having the potential to impair capital. Investments are added to the Watch List when there is a material deterioration in current financial performance or there are changes in the industry prospects that could have a material adverse impact on future financial performance. Changes in valuation based on movements in public markets are not reflected in the watch list, unless there is the belief that investment’s valuation will be permanently impaired resulting in a potential loss of capital. Investments can be added to the Watch List at any time with approval of the PE Co-investment Business Co-Heads and can be removed only once per quarter based on discussion with the PE Valuation Committee. Watch list is updated and maintained on a quarterly basis by evaluating the factors above and recommendation by the valuation committee members

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APPENDIX D

StepStone Group Inc.

and its consolidated subsidiaries

Business Continuity / Disaster Recovery Plan

February 2022

Contingency planning involves advance planning and preparations that are necessary to minimize loss and ensure continuity of an organization’s core business procedures and critical operations in the event of a disaster or business interruption. The purpose of this Disaster Recovery Plan (the “Plan”) is to outline measures necessary to ensure an acceptable level of performance of the core business procedures and critical operations of StepStone Group LP, StepStone Group Real Assets LP, StepStone Group Real Estate LP, StepStone Group Europe LLP, StepStone Conversus LLC and Stepstone Group Europe Alternative Investments Limited (collectively, “StepStone” or the “Company”) in the event of an area disaster or other incident causing a business interruption. StepStone has identified its core business procedures and critical operations as those related to monitoring the investments of StepStone’s clients, maintaining books and records of StepStone and its clients, and otherwise servicing StepStone’s clients. The Plan has been designed to enable StepStone to continue to perform these procedures and operations during a business interruption. Local offices may use different methodologies when implementing business continuity arrangements – in this regard a separate policy is available upon request.

StepStone has designed work flow and processes in such a manner as to allow for high flexibility in working remotely. StepStone has created mechanisms to enable personnel to maintain execution of job responsibilities.

StepStone uses a number of third party service providers to conduct the Company’s core business activities. The Plan is designed to incorporate both the activities of StepStone and certain financial institutions and third-party service providers that StepStone has identified as a core service provider in conducting Core Activities (“Core Third Party Service Provider”).

●	Banking/Financial Institutions:

StepStone uses a number of financial institutions for banking activity and custodial activity for products including: JPM Chase Bank, N.A.; Citibank, N.A.; Silicon Valley Bank; Comerica Bank; Pacific Western Bank; ING Bank; BMO Financial Group; First Republic Bank; National Australia Bank; Goldman Sachs; Mizuho Bank; Morgan Stanley Smith Barney LLC; and Merrill Lynch.

The services of each of these institutions are accessible either through online client access portals or via telephone. Activities with these institutions can be managed remotely and do not require an authorized user to be in a physical StepStone location or use StepStone specific equipment.

●	Service Providers:

Fund Administration: StepStone uses a number of third party service providers in the management of products. The most critical of these service providers are third party fund administrators (“Fund Administrators”) including: Bank of Montreal; Citi Private Equity Services, Inc.; Credit Suisse; First Caribbean International Bank; FLSV Fund Administration Services, LLC; SEI Global Services, Inc.; IPES (Guernsey) Limited; Aztec Financial Services (Guernsey) Limited; RBS Global Banking Lux; and Royal Bank of Scotland. The Fund Administrators provide accounting and reporting services for products managed by StepStone.

Each of the Fund Administrators has established data security, data backup, and disaster recovery plans. The oversight of these relationships and activity can be managed remotely and does not require personnel to be in a physical StepStone location.

The Plan employs two levels of disaster contingency planning at StepStone.

a)	First, to the extent possible, StepStone seeks to maintain and/or recover its core business procedures and operations internally.

b)	Second, StepStone has instituted plans to guard against large scale disasters causing significant business interruption.

Internal Recovery

StepStone’s most critical systems are cloud-based and hosted on Microsoft Azure and Amazon Web Services (“AWS”). Both Azure and AWS have built-in redundancy and replicate in multiple availability zones to protect data and infrastructure. In the event of an outage at Azure or AWS, StepStone can move to a back-up availability zone and maintain its normal operations with minimal to no downtime. Within the public cloud infrastructure nightly backups of all systems are performed for point-in-time recovery.

To reduce latency with cloud-based servers, StepStone maintains on-site file servers located in its offices around the world. Employees interact with these on-site file servers directly with all changes synced back to Azure storage. In the event of an outage or failure of an on-site file server, employees are automatically redirected to the next closest server. Azure maintains three copies of production data stored in three physical locations. Backups are performed on a continual basis with snapshots executed every five minutes.

Critical systems are designed to be recovered internally in all but the most serious of circumstances. StepStone has developed the following internal recovery procedures that allow StepStone to minimize business disruption during routine outages such as power loss or hardware failure:

●	StepStone and the Critical Third-Party Service Providers conduct back-up procedures for client data of StepStone daily.
●

StepStone and the Critical Third-Party Service Providers have made provisions for other telecommunications carriers to be available for diverse routing capabilities and maintain other fail-over solutions for data communications and telephones.

●	StepStone and the Critical Third-Party Service Providers have access to standby hardware and other equipment necessary for operating critical systems.
●	StepStone and the Critical Third-Party Service Providers maintain Internet redundancy via multiple carriers leveraging different physical mediums where possible.
●	All employees of StepStone are equipped with mobile phones and laptops with remote access to firm systems.
●	StepStone provides a virtual desktop environment as a secondary form of remote access to compliment secure VPN connections.

External Recovery

While there is a considerable amount of focus placed on internal recovery and redundant infrastructure with regard to StepStone, StepStone recognizes that large scale disasters, government orders or other types of business interruptions could occur. To guard against the risk of a significant business interruption, StepStone has taken the following steps:

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Storage of Back-up Data and Systems: StepStone’s most critical systems and data are backed-up daily and stored in its cloud-based environments hosted on Azure and AWS. Daily back-ups are retained for a minimum of 31 days, and monthly back-ups are retained permanently. In the event of a failure or catastrophic loss occurring to the cloud-based environments hosted on Azure or AWS, the back-ups would allow for a quick recovery.

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Cross site data replication: StepStone utilizes software that replicates all file shares, in real time, across all offices. In the event of a disaster or other business interruption that prevents access to any business location all data is immediately available in another location.

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Remote Access: All StepStone locations allow employees to work remotely and access data and email. With VPN connectivity employees can reach StepStone’s internal network from anywhere in the world with an internet connection. A secure virtual desktop environment provides a secondary means on remotely accessing firm systems.

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Communications: Key personnel have been issued cell phones to maintain communication in the event of office closure. Office telephone lines can be forwarded to another office or mobile device as needed to maintain client and investor communications. StepStone also leverages internet-based communication tools including Microsoft Teams and WebEx.

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Identification of Critical Third-Party Service Providers: StepStone has identified the firms listed earlier in this Plan as Critical Third-Party Service Providers. StepStone has reviewed with each of the Critical Third-Party Service Providers StepStone’s expectations therewith in the event of a significant business interruption.

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Alternate Business Location: All of StepStone employees are able to work remotely via internet connections that provide access to StepStone’s network and information management systems from anywhere in the world. In the event of a disaster or other business interruption that prevents access to our business location we would expect to continue operations from each individual’s home in the event of an event that renders any of StepStone’s current offices uninhabitable (the “Alternate Business Location”).

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Operating Procedures During Significant Business Interruption: StepStone has designated Jason Ment and Jose Fernandez, Co-COOs, as the persons responsible for ensuring systems are accessible from the Alternate Business Location conditioned on internet access and cellular service to provide critical business operations in the event of an event that renders any of StepStone’s current offices uninhabitable.

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Communication with Employees: StepStone has contracted with Preparis, Inc. to provide a system for locating, communicating with, and tracking responses from, staff during a disaster or significant business interruption. Jason Ment and Jose Fernandez, Co-COOs, have been designated as the persons responsible for seeing that the communication is sent, although he may delegate this responsibility to others, depending on the location and nature of the event. Either a predefined template or a newly composed message can be used. The message can be communicated through one or multiple types of alert (SMS text, e-mail and voice) and can be one way or a response can be requested. Recipients can be selected by location, business role or individual name. Responses can be tracked and a follow-up message sent to those who have not responded after a period of time.

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Communications with Third Parties: StepStone has established procedures for communicating with clients, investors, third-party service providers and regulators in the event of a significant business interruption.

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StepStone intends to communicate with its clients and investors from the Alternate Business Location via telephone, email, its investor portal and website, and/or through press releases. Jason Ment and Jose Fernandez, Co-COOs have been designated to oversee and coordinate such communications. The communications would include updates on StepStone’s recovery operations, the status of clients’ assets and methods by which clients and investors may contact StepStone during the disaster.

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StepStone has designated Jason Ment and Jose Fernandez, Co-COOs, as the persons responsible for overseeing communication with the Critical Third-Party Service Providers and StepStone’s vendors from the Alternate Business Location during a significant business interruption to (i) assess the effect of the business interruption on the services provided by such parties; and (ii) arrange for the continuation or resumption of critical services. A list containing contact and other key information for the Critical Third-Party Service Providers and StepStone’s vendors is available on StepStone’s network and in its offices.

-	StepStone has designated John McGuinness, CCO, as the person responsible for communicating with the Securities and Exchange Commission and other regulators during a significant business interruption.

Loss of Key Personnel

The Firm is aware that certain staff competencies are critical to continuing the Firm’s operations. To the extent possible, the Firm has duplicated these competencies by adequately training certain members of management as critical persons so they are properly prepared to take on a supervisory role in the event that critical persons are lost. In the event of the death or disability of a key member of management of StepStone as the result of a disaster, his or her responsibilities shall be assumed by one or more of the remaining members of management of StepStone.

Other

●	Annual Review of Plan—the Plan will be reviewed and updated, if necessary, on an annual basis.

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Annual Review by StepStone of Disaster Recovery Plans of Critical Third-Party Service Providers— StepStone will review with each of the Critical Third-Party Service Providers their disaster recovery plans.